As filed with the Securities and Exchange Commission on April 1, 1996 Registration No. 33-_________

                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                      FORM S-8 REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933

                       UNIVERSAL CAPITAL CORPORATION
           (Exact name of Registrant as specified in its charter)

           COLORADO                                     84-1018684
(State or other jurisdiction of                  (I.R.S. Employer Identifi-
incorporation or organization)                         cation Number)

                         16178 EAST PRENTICE PLACE
                           AURORA, COLORADO 80015
        (Address of principal executive offices, including Zip Code)

                        CONSULTING AGREEMENT SHARES
                         (Full title of the plan)

                       TIMOTHY J. BRASEL, PRESIDENT
                        16178 EAST PRENTICE PLACE
                          AURORA, COLORADO 80015
                             (303) 690-6787
(Name, address and telephone number, including area code, of agent for service)

                                 Copy to:

                            Jon D. Sawyer, Esq.
                            Jon D. Sawyer, P.C.
                     1401 Seventeenth Street, Suite 460
                          Denver, Colorado  80202
                              (303) 295-2355

                      CALCULATION OF REGISTRATION FEE
                                 PROPOSED      PROPOSED
                                 MAXIMUM       MAXIMUM
TITLE OF          AMOUNT         OFFERING      AGGREGATE     AMOUNT OF
SECURITIES TO     TO BE          PRICE         OFFERING      REGISTRATION
BE REGISTERED     REGISTERED     PER SHARE     PRICE         FEE
Common Stock,     110,000        $3.00<FN1>    $330,000      $100.00
No Par Value      Shares
                                                    Total    $100.00

<FN1>     Based on the average of the closing bid and ask prices of the
          Registrant's Common Stock as reported on the OTC Bulletin Board on April 30, 1996.

PROSPECTUS

                        UNIVERSAL CAPITAL CORPORATION

                        35,000 Shares of Common Stock
                               (No Par Value)

     All of the shares of the Universal Capital Corporation (the "Company") Common Stock are being registered on behalf of a security holder ("Selling Shareholder"), who will offer for sale 35,000 shares of the Company's Common Stock. The Company will not receive any proceeds from the sale of such shares by the Selling Shareholder. The Selling Shareholder will not be restricted in the price or prices at which he may sell his shares. (See "Selling Share-holder.")

     This offering is not being underwritten. The shares will be offered and sold by the Selling Shareholder from time to time at prices to be determined at the time of such sales.

     It is anticipated that sales of the 35,000 shares of Common Stock being offered hereby when made, will be made through customary brokerage channels either through broker-dealers acting as agents or brokers for the Selling Shareholder, or through broker-dealers acting as principals who may then resell the shares in the over-the-counter market or otherwise, or at private sales in the over-the-counter market or otherwise, at negotiated prices related to prevailing market prices at the time of the sales, or by a combination of such methods of offering. Thus, the period of distribution of such shares may occur over an extended period of time. The Selling Shareholder will pay or assume brokerage commissions or discounts incurred in the sale of its shares.

     The Company is paying all of the expenses of registering the Common
Stock under the Securities Act of 1933, as amended, estimated to be $2,000 for filing, printing, legal, accounting and miscellaneous expenses in connection with the offering.

     The Company's Common Stock is traded in the over-the-counter market. On April 30, 1996, the closing bid quotation for the Company's Common Stock as reported on the OTC Bulletin Board was $2.00.

     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.  (SEE "RISK FACTORS.")

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is May 1, 1996.

     No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                            AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, DC. 20549; and at the public reference facilities maintained by the Commission at 7 World Trade Center, New York, New York 10048; Room 1204, 9 Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies can be obtained from the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for its fiscal year ended February 28, 1995; Quarterly Report on Form 10-Q for the quarter ended May 31, 1995; Quarterly Report on Form 10-Q for the quarter ended August 31, 1995,; Quarterly Report on Form 10-Q for the quarter ended November 30, 1995; and the description of the Company's Common Stock contained in its Registration Statement on Form 8-A, all of which have been previously filed with the Commission, are incorporated in this Prospectus by reference. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering made hereby are also incorporated by reference herein. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement. The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of all documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents). Requests or such copies should be directed to: Timothy J. Brasel, Universal Capital Corporation, 16178 East Prentice Place, Aurora, Colorado 80015; telephone
(303) 690-6787.


                              TABLE OF CONTENTS

                                                                        PAGE

Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . 3

Incorporation of Certain Documents by Reference . . . . . . . . . . . . . 3

Prospectus Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

Selling Shareholder . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . . . . . 6

Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

                              PROSPECTUS SUMMARY

THE COMPANY

     Universal Capital Corporation (the "Company") is a development stage enterprise formed under the laws of the State of Colorado on March 5, 1986, to evaluate, structure and complete a merger with, or acquisition of, prospects consisting of private companies, partnerships or sole proprietorships. The Company may seek to acquire a controlling interest in such entities in contemplation of later completing an acquisition. The Company is not limited to any operation or geographic area in seeking out opportunities. Management has not identified any particular business or industry within which the Company will seek an acquisition or merger. The Company has not conducted, nor have others made available to it, market research supporting the viability of the Company's proposed operations.

     The Company sold 10,000,000 shares of no par value common stock ("Common Stock") at $.02 per Share, for net proceeds of $185,180 in a public offering which closed on March 10, 1987.

     Since the Company does not have any cash, it must locate a potential acquisition or merger candidate that is only interested in the liquidity of a public company.

     On June 12, 1995, the Company effected a 1 for 100 reverse split of the Company's outstanding Common Stock. All numbers of shares stated herein give retroactive effect to the reverse split.

     The Company's offices are located at 16178 East Prentice Place, Aurora, Colorado 80015, and its telephone number is (303) 690-6787.

THE OFFERING

     Securities Offered        35,000 Shares of Common Stock, no par value per
                               share.

     Offering Price            All or part of the Shares offered hereby may be
                               sold from time to time in amounts and on terms to be determined by the Selling Shareholder at the time of sale.

     OTC Bulletin Board        UVSN
       Symbol

                                 RISK FACTORS

     These securities involve a high degree of risk. Prospective purchasers should consider carefully, among other factors set forth in the Prospectus, the following:

     1. ACCUMULATED DEFICIT AND REPORT OF INDEPENDENT AUDITORS. As of November 30, 1995, the Company had an accumulated deficit since inception of approximately $(97,397). In addition, the Company had only $266 in current assets and $47,825 in current liabilities. This could be insufficient to allow management to complete a proper analysis of any particular acquisition or merger candidate.

     2. SCARCITY OF AND COMPETITION FOR BUSINESS OPPORTUNITIES. The Company is and will continue to be an insignificant participant in the business of seeking business opportunities. A large number of established and well-financed entities, including venture capital firms, have recently increased their merger and acquisition activities, especially among companies active in high technology fields. Nearly all such entities have significantly greater financial resources, technical expertise and managerial capabilities than the Company and, consequently, the Company will be at a competitive disadvantage in identifying suitable merger or acquisition candidates and successfully concluding a proposed merger or acquisition. Also, the Company will be competing with a large number of other small public shells.

     3. LACK OF MARKET RESEARCH OR IDENTIFICATION OF ACQUISITION OR MERGER CANDIDATE. The Company has neither conducted nor have others made available to it results of market research concerning the availability of potential business opportunities. Therefore, management has no assurances that market demand exists for an acquisition or merger as contemplated by the Company. Management has not identified any particular industry or specific business within an industry for evaluation by the Company. There is no assurance the Company will be able to acquire a business opportunity on terms favorable to the Company.

     4. COMPANY MAY SEEK BUSINESS OPPORTUNITY WITH START-UP COMPANIES OR ESTABLISHED BUSINESSES EXPERIENCING FINANCIAL AND/OR OPERATING DIFFICULTIES. The Company may seek a business opportunity in the form of firms which have recently commenced operations, are developing companies in need of additional funds for expansion into new products or markets, are seeking to develop a new product or service, or are established businesses which may be experiencing financial or operating difficulties and are in need of additional capital.

     5. PUBLIC MARKET FOR COMPANY'S COMMON STOCK. Although there presently exists a very limited market for the Company's Common Stock, there can be no assurance that such a market can be sustained. The investment community could show little or no interest in the Company in the future. As a result, purchasers of the Company's securities may have difficulty in selling such securities should they desire to do so.

     6. DIVIDENDS. No cash dividend has been paid on the Common Stock since inception and none is contemplated at any time in the foreseeable future. During May 1995, the Company contributed $250,000 to a newly formed subsidiary. On May 18, 1995, the Company declared a dividend of this subsidiary to all stockholders of record on May 22, 1995. This dividend is subject to the subsidiary successfully completing a registration statement with the Securities and Exchange Commission. If the registration is not completed, the subsidiary will be liquidated and the funds will be distributed to shareholders of record on May 22, 1995. Only the shareholders of record comprising the 200,000 shares, prior to the issuance of the 1,800,000 shares in May 1995 will receive the distribution.

     7. SHARES ELIGIBLE FOR FUTURE SALE. Of the shares of the Company's Common Stock outstanding, approximately 1,850,000 are "restricted securities" and under certain circumstances may in the future be sold in compliance with Rule 144 adopted under the Securities Act of 1933, as amended. Future sales of those shares under Rule 144 could depress the market price of the Common Stock in any market which may exist.

                              SELLING SHAREHOLDER

     The shares of Common Stock being offered by this Prospectus were issued to Joe Peirce, a Consultant to the Company, pursuant to a Consulting Agreement with the Company.

     All 35,000 shares of the Company's Common Stock being offered hereby are to be offered by Joe Peirce. Mr. Peirce presently owns 282,500 shares of Common Stock. Mr. Peirce beneficially owns less than 2% of the Company's outstanding Common Stock.

                              PLAN OF DISTRIBUTION

     The Selling Shareholder is not restricted as to the price or prices at which he may sell its shares and sales of such shares at less than the market price may depress the market price of the Company's Common Stock. Further, the Selling Shareholder is not restricted as to the number of shares which may be sold at any one time. It is anticipated that the sale of the Common Stock being offered hereby will be made through customary brokerage channels either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the shares in the over-the-counter market, or at private sale in the over-the-counter market or otherwise, at negotiated prices related to prevailing market prices at the time of the sales, or by a combination of such methods. Thus, the period for sale of such shares by the Selling Shareholder may occur over an extended period of time.

     There are no contractual arrangements between the Selling Shareholder and the Company with regard to the sale of the shares and no professional underwriter in its capacity as such will be acting for the Selling Shareholder.

                                    EXPERTS

     The financial statements for the fiscal year ended February 28, 1995, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-KSB have been examined by Miller and McCollom (as of February 28, 1995), independent public accountants, and Wright & Seibert, P.C. (as of February 28, 1994), independent certified public accountants, as stated in their reports which are incorporated by reference herein, and have been so incorporated in reliance upon such opinions given authority of these firms as experts in accounting and auditing.


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents previously filed by Universal Capital Corporation (the "Company") with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "Exchange Act") are hereby incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended February 29, 1995.

     (2) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended May 31, 1995.

     (3) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended August 31, 1995.

     (4) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended November 30, 1995.

     (5) The description of the Common Stock as contained in the Company's Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act (SEC File No. 0-26136).

     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The only statute, charter provision, bylaw, contract, or other arrange-ment under which any controlling person, Director or Officer of the Company is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     (a) The Company has the power under the Colorado Business Corporation Act to indemnify any person who was or is a party or is threatened to be made a party to any action, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Director, Officer, employee, fiduciary, or agent of the Company or was serving at its request in a similar capacity for another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In case of an action brought by or in the right of the Company such persons are similarly entitled to indemnification if they acted in good faith and in a manner reasonably believed to be in the best interests of the Company but no indemnification shall be made if such person was adjudged to be liable to the Company for negligence or misconduct in the performance of his duty to the Company unless and to the extent the court in which such action or suit was brought determines upon application that despite the adjudication of liability, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification. In such event, indemnification is limited to reasonable expenses. Such indemnification is not deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

     (b) The Articles of Incorporation and Bylaws of the Company generally allow indemnification of Officers and Directors to the fullest extent allowed by law.

ITEM 7.  EXEMPTION FROM REGISTRATION.

     The 35,000 shares of the Registrant's Common Stock to be resold by Joe Peirce were issued to him in a private transaction which was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. Mr. Peirce, a sophisticated investor, had access to complete information concerning the Registrant, and the transfer of the shares was appropriately restricted by the Registrant.

ITEM 8.  EXHIBITS.

     The following documents are filed as exhibits to this Registration
Statement:

EXHIBIT
NUMBER        TITLE

   4 Articles of Incorporation and Bylaws, as amended (incorporated by reference to Registrant's Form S-18 Registration Statement No. 33-7678-D)

   5 Opinion of Jon D. Sawyer, P.C., as to the legality of the securities being registered

23.1 Consent of Jon D. Sawyer, P.C. (contained in its opinion filed as Exhibit 5)

23.2          Consent of Miller and McCollom, Certified Public Accountants

23.3          Consent of Wright & Seibert, P.C., Certified Public Accountants


ITEM 9.  UNDERTAKINGS.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Aurora, State of Colorado on the 1st day of May, 1996.

                                      UNIVERSAL CAPITAL CORPORATION


                                      By/s/ Timothy J. Brasel
                                          Timothy J. Brasel, President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capaci-ties and on the dates indicated.

      SIGNATURE                         TITLE                      DATE

/s/ Timothy J. Brasel          President (Chief Executive       May 1, 1996
Timothy J. Brasel              Officer), Secretary and
                               Treasurer (Principal Account-
                               ing and Financial Officer)